Buenos Aires, April 8th, 2020

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS

Ref.: General Extraordinary Shareholders Meeting dated as of April 7th, 2020.

Dear Sirs,

I am writing to Bolsas y Mercados Argentinos (“ByMA”) and the National Securities Commission (“Comisión Navcional de Valores” or "CNV"), in my capacity as Responsible for Market Relations of Pampa Energía S.A.  (de “Company”) in accordance with article 4, Chapter II, Title II of the CNV Regulations and article 79 of the ByMA Listing Regulation.

To this regard, below is a summary of the resolutions adopted by the Company´s General Extraordinary Shareholders Meeting that took place on April 7th, 2020 (hereinafter the “Shareholders Meeting”) and was virtually celebrated in accordance with the terms of CNV’s resolution N° 830/2020:

Item 1: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to appoint the representatives of the shareholders JP Morgan Chase Bank – ADR (“JPM”) and Fondo de Garantía de Sustentabilidad in charge of the Administración Nacional de la Seguridad Social (“ANSES”) to sign the minute of the Shareholders Meeting.

Item 2: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to approve a capital reduction of AR$ 151,585,025, that is to say, from AR$ 1,747,873,239 to AR$ 1,596,288,214 to, by way of cancellation of 151,585,025 book-entry, ordinary shares, of a nominal value of AR$ 1 each and carrying one vote per share that the Company holds in virtue of the repurchase plans approved by the Board of Directors Meetings held on August 12th and November 8th, 2019 and March 9th, 2020.

Item 3: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to authorize Carolina Sigwald, Victoria Hitce, Gerardo Carlos Paz, María Agustina Montes, Maite Zornoza, María Eugenia Sanchez Nuin, Juan Manuel Recio, Débora Gisele Tortosa Chavez, Mabel Silvia Beratta, Diego Alexi Vaca Diez Eguez, Luis Agustín León Longombardo, María José Maure Bruno, Francisco Trigo Humarán, Micaela Saieg, Martín

Ezequiel Gardella, Roberto Mariano Romero de Haz, Paula María Devotto, Gonzalo Carballada, Fabiana Marcela Vidal, Alejandra Paulina Brasesco, Fernando Nicolás Villarruel, Mauricio Penta, Martín García Arango, Fernando Rizzi and/or Vanesa Russo to register any resolutions that may be approved by such Meeting of Shareholders and perform any proceedings that may be required before the relevant agencies.

Sincerely.

Victoria Hitce

Head of Market Relations